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                                                               Exhibit 10.2
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                         Salary Continuation Agreements
                         ------------------------------


         The following executive officers of Eastern have each executed and delivered a Salary Continuation Agreement with Eastern dated July 28, 1994:

                                  J. Atwood Ives
                                  Richard R. Clayton
                                  Walter J. Flaherty
                                  Chester R. Messer
                                  Fred C. Raskin
                                  Richard J. Klau
                                  L. William Law, Jr.

         The Salary Continuation Agreement between Eastern and J. Atwood Ives is attached hereto and included in this Exhibit 10.2. The Salary Continuation Agreements for such other executive officers are identical to the attached agreement. Such agreements supersede prior Salary Continuation Agreements for such officers.

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                         SALARY CONTINUATION AGREEMENT



         AGREEMENT this 28th day of July, 1994, by and between Eastern Enterprises (the "Association") and J. Atwood Ives (the "Officer");

                                   WITNESSETH

         WHEREAS the Officer is an employee of the Association or one of its subsidiaries; and

         WHEREAS the Association believes it to be in its best interests to minimize the risk of disruption in connection with possible changes in control by providing certain continued salary payments and other benefits to key employees, including the Officer;

         NOW, THEREFORE, in consideration of these presents and other good and valuable consideration, the Association and the Officer hereby agree as follows:

l. Definitions. As used in this Agreement the following terms shall have the following meanings:

1.1. "Association" means Eastern Enterprises and any successor to all or a major portion of the property or business of Eastern Enterprises.

l.2. "Applicable Compensation" means the annual salary rate of the Officer as of the date of the Change of Control (as defined in Section 2.3).

l.3. "Continuation Income" means a monthly amount equal to one-twelfth (l/12) of the Officer's Applicable Compensation.

l.4. "Normal Retirement Date" means the first day of the calendar month coincident with or next following the date on which the Officer attains age sixty-five (65).

l.5. "Spouse" means the person to whom the Officer is married at the time of his/her death, if the Officer and such spouse had been married for at least one year prior thereto.

l.6. "Dependent" means, in respect of periods after the Officer's death, any dependent child of the deceased Officer who is under the age of nineteen (19) or, if a full-time student, under the age of twenty-three (23).

2.       Payment of Continuation Income.

2.1. Continuation Income, other than as limited in Article Five, shall be payable to the Officer following a Qualified Termination of Employment (as defined below), that occurs following a Change of Control (as defined below).

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2.2.     Continuation Income shall be payable once each month beginning with the month following the occurrence of the Qualified Termination of Employment described in Section 2.l above.

2.3. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

         (a) after the effective date of this Agreement, any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Association, becomes a beneficial owner directly or indirectly of securities representing twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the Association; or

         (b) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Association (other than by the Association), or as a result of a merger, consolidation, sale of assets or contested election of trustees or directors, or any combination of the foregoing, the individuals who were trustees of the Association immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Association or of the board of trustees or directors of its successor by merger, consolidation or sale of assets.

2.4 For purposes of this Agreement, "Qualified Termination of Employment" means a termination of the Officer's employment with the Association either (a) by the Association other than for Cause (in which event the burden of proving the existence of Cause would be on the Association), or (b) by the Officer for Good Reason.

2.5 For purposes of this Agreement, "Cause" means fraud, misappropriation, embezzlement, or other malfeasance, misfeasance or other act which in the reasonable opinion of the Compensation Committee casts such discredit on the Officer or the Association as to justify termination of the Officer's employment without the payment or provision of benefits hereunder.

2.6 For purposes of this Agreement, "Good Reason" means the removal of the Officer from his/her officer position with the Association; the diminishment by the Association of the Officer's cash compensation opportunities; the assignment to him/her of duties inconsistent with his/her positions, duties, responsibilities, reporting requirements or status within the Association; or any other action by the Association which results in a diminishment of his/her position, authority, duties, responsibilities, reporting requirements or status, other than an insubstantial and inadvertent action that is remedied by the Association promptly after receipt of notice thereof.


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3.       Payment of Continuation Income to Survivors.

3.1. Continuation Income shall be payable to the Spouse of the Officer in the event of his/her death after the Qualified Termination of Employment referred to in Section 2.l hereof equal to the remaining Continuation Income to which the Officer was entitled. If the Officer is not survived by his/her Spouse (or if his/her Spouse dies before the remaining Continuation Income has been paid), such remaining Continuation Income shall be paid for the benefit of the Officer's Dependents, if any (as determined at the time such payment commences), to the legal representatives or custodians of such Dependents in equal shares.

4.       Continuation of Benefits.

4.1. Subject to the provisions of this Section 4.l, if the Officer's employment by the Association terminates under circumstances entitling him/her to Continuation Income, he/she shall continue, together with members of his/her family, to be eligible, for so long as his/her Continuation Income continues, to receive without additional costs to him/her or his/her family the same or equivalent medical and dental, disability, life insurance and other death-benefit coverage to which he/she or they would have been entitled under the Association's welfare plans, as hereinafter defined, had he/she remained an employee until the last day of the month for which he/she receives the last payment of Continuation Income. For purposes of the preceding sentence, "welfare plans" include all plans and programs, whether or not insured, maintained by the Association alone or in conjunction with other employers for purposes of providing medical and dental, disability and life insurance and other death benefits with respect to employees and their beneficiaries, other than any such plan or program which is qualified under Section 40l(a) of the Internal Revenue Code. For purposes of determining the level of benefits due the Officer pursuant to the first sentence of this Section 4.1, the provisions of the applicable welfare plan as in effect immediately prior to the Officer's termination of employment shall apply.

4.2. Nothing in this Agreement shall be deemed to affect any rights the Officer may have to indemnification under the Association's Declaration of Trust, under any liability insurance policy maintained by the Association, or under any other applicable agreement, by-law or provision of law.

4.3. Any legal expenses incurred by the Officer, his/her Spouse or his/her Dependents in enforcing or interpreting any provisions of this Agreement shall be paid by the Association.

5.       Limitation On and Duration of Payments.

5.1. No Continuation Income will be payable under this Agreement if (a) the Officer's employment is terminated because of his/her death, (b) the Officer's employment is

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terminated on or after attainment of his/her Normal Retirement Date, or (c) the
Officer ceases to be actively employed by the Association on account of a disability which entitles him/her to receive benefits under any long-term disability insurance program sponsored by the Association.

5.2. Continuation Income payments shall continue for a maximum period of eighteen (18) months; provided, that such maximum period shall in no event extend beyond the date which follows by thirty (30) months the date on which the Change of Control (as defined in Section 2.3 above) occurs.

5.3. If periodic payments are being received under the Association's Retirement Plan or any plan that is a successor thereto or a replacement thereof for any period for which Continuation Income would be payable, no Continuation Income payment shall be made in respect of such period. All Continuation Income payments will cease at such time as the Officer attains his/her Normal Retirement Date.

5.4. Continuation Income amounts payable to an Officer will be reduced by any amounts received by the Officer from other employment.

6.       Termination, Suspension or Amendment.

6.1 This Agreement may be terminated, suspended or amended at any time by action of the Compensation Committee of the Board of Trustees, provided that once a Change in Control, as defined in Section 2.3 above has occurred, the Agreement may not be terminated, suspended or amended in any manner that adversely affects the benefits or other rights of the Officer or the benefits or other rights of his/her Spouse or Dependents (if any) hereunder, other than with the written consent of the Officer, Spouse or Dependents. Subject to the foregoing, the Association's obligations under this Agreement with respect to the Officer shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Association may have against the Officer or any other person.
         Each and every payment made hereunder shall be paid without notice or demand. Each such payment shall be final and the Association will not seek to recover all or any part of such payment from the Officer or from whosoever may be entitled thereto, for any reason whatsoever.
         The Officer shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under any provision of this Agreement.

6.2. Subject to Section 6.l above and the last sentence of this Section 6.2, this Agreement shall have a term of three years from the date first above written, and shall, unless at any time terminated, suspended or amended by the Compensation Committee in accordance with
         Section 6.l, automatically renew for successive three-year terms following its initial three-year term.

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6.3.     Notwithstanding Section 6.l above, the Compensation Committee of the
         Board of Trustees of the Association shall have full power, without the prior consent of the Officer, his/her Spouse or his/her Dependents (if any), to reduce the amount of benefits otherwise payable under this Agreement to the extent (and only to the extent) necessary to ensure that no such benefit amounts are subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended.

6.4. This Agreement shall be binding on the Association, its successors and assigns.

7.       Miscellaneous.

7.1 The laws of The Commonwealth of Massachusetts shall govern the construction and administration of this Agreement.

7.2. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.3. This Agreement replaces and supersedes the Salary Continuation Agreement dated November 27, 1991 between Association and the Officer.

7.4 Reference is hereby made to the declaration of trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

         IN WITNESS WHEREOF, the Officer has hereunto put his/her hand and the Association has caused its duly authorized officer to execute this Agreement, all as of the date first above written.

                                                EASTERN ENTERPRISES


                                                By:  /s/ Richard R. Clayton
                                                     -------------------------

                                                     /s/ J. Atwood Ives
                                                     -------------------------

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